Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: October 27, 2022
Capital One Reports Third Quarter 2022 Net Income of $1.7 billion, or $4.20 per share
McLean, Va. (October 27, 2022) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2022 of $1.7 billion, or $4.20 per diluted common share, compared with net income of $2.0 billion, or $4.96 per diluted common share in the second quarter of 2022, and with net income of $3.1 billion, or $6.78 per diluted common share in the third quarter of 2021.
“We delivered strong growth and revenue in the third quarter, and we continue to see opportunities to lean into marketing and resilient asset growth that can deliver sustained revenue annuities,” said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. “We’re in a strong position to deliver compelling long-term shareholder value as modern digital technology continues to transform banking.”
All comparisons below are for the third quarter of 2022 compared with the second quarter of 2022 unless otherwise noted.
Third Quarter 2022 Income Statement Summary:
•Total net revenue increased 7 percent to $8.8 billion.
•Total non-interest expense increased 8 percent to $4.9 billion:
◦2 percent decrease in marketing.
◦11 percent increase in operating expenses.
•Pre-provision earnings increased 6 percent to $3.9 billion.(1)
•Provision for credit losses increased $584 million to $1.7 billion:
◦Net charge-offs of $931 million.
◦$734 million loan reserve build.
•Net interest margin of 6.80 percent, an increase of 26 basis points.
(1)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period. Management believes that this financial metric is useful in enabling investors and others to assess the Company’s ability to generate income to cover credit losses through a credit cycle, which can vary significantly between periods.

Capital One Third Quarter 2022 Earnings

•Efficiency ratio of 56.21 percent.
•Operating efficiency ratio of 45.10 percent.
Third Quarter 2022 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.2 percent at September 30, 2022.
•Period-end loans held for investment in the quarter increased $7.6 billion, or 3 percent, to $303.9 billion.
◦Credit Card period-end loans increased $6.0 billion, or 5 percent, to $126.9 billion.
•Domestic Card period-end loans increased $6.3 billion, or 5 percent, to $121.3 billion.
◦Consumer Banking period-end loans decreased $332 million, or less than 1 percent, to $81.2 billion.
•Auto period-end loans decreased $346 million, or less than 1 percent, to $79.6 billion.
◦Commercial Banking period-end loans increased $1.9 billion, or 2 percent, to $95.8 billion.
•Average loans held for investment in the quarter increased $14.1 billion, or 5 percent, to $300.2 billion.
◦Credit Card average loans increased $7.5 billion, or 6 percent, to $123.4 billion.
•Domestic Card average loans increased $7.5 billion, or 7 percent, to $117.5 billion.
◦Consumer Banking average loans increased $358 million, or less than 1 percent, to $81.3 billion.
•Auto average loans increased $428 million, or 1 percent, to $79.7 billion.
◦Commercial Banking average loans increased $6.2 billion, or 7 percent, to $95.5 billion.
•Period-end total deposits increased $9.3 billion, or 3 percent, to $317.2 billion, while average deposits increased $6.0 billion, or 2 percent, to $311.9 billion.
•Interest-bearing deposits rate paid increased 56 basis points to 1.00 percent.

Capital One Third Quarter 2022 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 27, 2022 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 10, 2022 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $317.2 billion in deposits and $444.2 billion in total assets as of September 30, 2022. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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